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                                                                    Exhibit 12.1

TELEMUNDO HOLDINGS, INC.
Exhibit - Ratio of  Earnings to Fixed Charges

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
                                                                    Predecessor
                                                      -----------------------------------------


                                                                                  January 1 to
                                                         Year ended December       August 12,
                                                            31, (audited)           (audited)
                                                            -------------           ---------
                                                          1996         1997            1998
                                                          ----         ----            ----
Net income (loss), before extraordinary items,
income taxes and merger related expenses                $  2,700       $ (7,536)    $(11,370)
Fixed charges:
Interest expense, including interest component of
operating leases                                          18,920         20,849       13,067
                                                        --------       --------     --------

Earnings                                                  21,620         13,313        1,697
                                                        ========       ========     ========

Ratio of earnings to fixed charges                          1.1x              -            -

Fixed charges in excess of earnings                            -          7,536       11,370

                                                                                Telemundo Holdings
                                                    ------------------------------------------------------------------------

                                                     August 13 to
                                                       December            Year ended December        Six months ended June
                                                          31,                      31,                          30,
                                                       (audited)                (audited)                    (audited)
                                                       ---------                ---------                    ---------
                                                          1998              1999         2000            2000         2001
                                                          ----              ----         ----            ----         ----
Net income (loss), before extraordinary items,
income taxes and merger related expenses                $  1,851         $(18,018)       $   (329)    $ (3,631)    $ (5,503)
Fixed charges:
Interest expense, including interest component of
operating leases                                          14,618           36,447          37,719       18,696       20,502
                                                        --------         --------        --------     --------     --------

Earnings                                                  16,469           18,429          37,390       15,065       14,999
                                                        ========         ========        ========     ========     ========

Ratio of earnings to fixed charges                          1.1x                -               -            -            -

Fixed charges in excess of earnings                            -           18,018             329        3,631        5,503
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